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EXHIBIT 99.1

USURF America Enters Into Common Stock Purchase Agreement With Fusion Capital
Second Agreement With Long Standing Financial Partner

DENVER, CO, Mar 17, 2003 /PRNewswire-FirstCall via COMTEX/ -- USURF America, Inc. (UAX) , a provider of wireless, high-speed broadband communications services, announced today that it has entered into a second common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor. Under the agreement, Fusion Capital shall buy up to $10.0 million of USURF’s common stock from USURF over a period of time up to 25 months. USURF has the right to control the timing and the amount of stock sold to Fusion Capital with the purchase price based upon the market price of the Company's common stock at the time of sale. Funds from this financing will be used to make opportunistic acquisitions and continue to expand USURF’s product offerings.

Under the common stock purchase agreement, funding of the $10.0 million shall occur from time to time after the Securities and Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased by Fusion Capital. A more detailed description of the transaction will be available in USURF’s Current Report on Form 8-K, which it plans to file with the SEC in the near future.

“We are quite pleased to continue our long standing relationship with Fusion Capital particularly at a time when we are expanding our market presence and our product offerings,” said Doug McKinnon, USURF’s president and CEO. “This second agreement with Fusion demonstrates significant confidence in our future plans and our current management team,” adds McKinnon.

Steven G. Martin, a managing member of Fusion Capital stated, “We believe that USURF has positioned itself as an emerging player in the wireless Internet market place with its Quick-Cell wireless solution. This financing will help USURF to enter new markets and continue to expand its offerings of bundled telecommunications products.”

About Fusion Capital

Fusion Capital Fund II, LLC is a broad-based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

About USURF America, Inc.

The Company's Quick-Cell(TM) wireless broadband product line is one of the most flexible fixed-wireless Internet access solutions on the market, and features "always-on" access to the Internet. Its Quick-Cell(TM) equipment meets all Wi-Fi 802.11(x) standards and utilizes unlicensed 2.4 and 5.8GHz 802.11b spectrum, and can be deployed far less expensively than other wireline and cable technologies. For more information about USURF America, please visit the Company's Web site at www.usurf.com.

Forward-Looking Statements

Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in USURF America's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of USURF America's Securities and Exchange Commission filings. USURF America wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of USURF America. There are many factors that will determine whether USURF America will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. USURF America undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

For further information please contact: Jim Mills of J.F. Mills/Worldwide, +1-303-639-6186, for USURF America, Inc.; or Ken Upcraft of USURF America, Inc., +1-719-260-6455.
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